Exhibit 99.5

PHOTRONICS, INC.
Reconciliation of GAAP Net income attributable to Photronics, Inc. shareholders to Non-GAAP Net income
(in thousands)
(Unaudited)

	Three Months ended
	July 28, 2024	April 28, 2024	July 30, 2023

GAAP Net income attributable to Photronics, Inc. shareholders	$34,388	$36,251	$26,959
FX (gain) loss	(4,068)	(14,766)	4,543
Estimated tax effects of FX (gain) loss	914	3,743	(1,193)
Estimated noncontrolling interest effects of above	681	3,489	1,328
Non-GAAP Net income attributable to Photronics, Inc. shareholders	$31,915	$28,717	$31,637

Weighted-average number of common shares outstanding - Diluted	62,414	62,409	61,974

GAAP Diluted earnings per share	$0.55	$0.58	$0.44
Effects of non-GAAP adjustments above	(0.04)	(0.12)	0.07
Non-GAAP Diluted earnings per share	$0.51	$0.46	$0.51